UNITED STATES
			  SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 5)*

                   Crown Central Petroleum Corporation
                            (Name of Issuer)

                            Common - Class A
                     (Title of Class of Securities)

                                 228219
                             (CUSIP Number)



*The remainder of these cover pages shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


						End Page 1 of 13


1.    NAME OF REPORTING PERSON

	Mary Jane Blaustein

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            0

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0

12.   TYPE OF REPORTING PERSON

      IN

						  End Page 2 of 13

1.    NAME OF REPORTING PERSON

	Barbara B. Hirschhorn

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            41,646

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            41,646

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,646

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .9%

12.   TYPE OF REPORTING PERSON

      IN

					  	End Page 3 of 13


1.    NAME OF REPORTING PERSON

	Elizabeth B. Roswell

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            41,646

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            41,646

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,646

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .9%

12.   TYPE OF REPORTING PERSON

      IN

							End Page 4 of 13

1.    NAME OF REPORTING PERSON

	Henry A. Rosenberg, Jr.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            41,646

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            41,646

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,646

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .9%

12.   TYPE OF REPORTING PERSON

      IN

							End Page 5 of 13

1.    NAME OF REPORTING PERSON

	Susan B. Berlow

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            0

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

12.   TYPE OF REPORTING PERSON

      IN

							End Page 6 of 13

1.    NAME OF REPORTING PERSON

	Jeanne B. Boker

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            0

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

12.   TYPE OF REPORTING PERSON

      IN

							End Page 7 of 13

1.    NAME OF REPORTING PERSON

	Louis B. Thalheimer

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)   X
            (b)

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            0

      6.    SHARED VOTING POWER

            42,480

      7.    SOLE DISPOSITIVE POWER

            0

      8.    SHARED DISPOSITIVE POWER

            42,480

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,480

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      .9%

12.   TYPE OF REPORTING PERSON

      IN

						  End Page 8 of 13


Item 1.
(a)  Name of Issuer

     Crown Central Petroleum Corporation

(b)  Address of Issuer's Principal Executive Offices

     One North Charles Street
     Baltimore, MD  21201

Item 2.
(a)  Name of Person Filing

       See cover pages, Item (1).

      This Amendment No. 5 to Schedule 13G is filed to reflect changes in information reported on the previously filed Schedule 13G, as
	heretofore amended, occasioned by the sale of 10,027 shares of stock previously under shared ownership of Mary Jane Blaustein, Barbara B. Hirschhorn, Elizabeth B. Roswell, Henry A. Rosenberg, Jr., Susan B. Berlow, Jeanne B. Boker and Louis B. Thalheimer. As the result
	of this sale, Mary Jane Blaustein, Susan B. Berlow and Jeanne B. Boker have no remaining ownership and thus have been deleted from the Atapco Group, and the respective ownerships of Barbara B. Hirschhorn, Elizabeth
	B. Roswell, Henry A. Rosenberg, Jr. and Louis B. Thalheimer have been reduced as reflected above in the cover pages, Items (5) through (9). No cover page is filed as to any person for whom information in the previously filed Schedule 13G, as heretofore amended, is unchanged.

(b)  Address of Principal Business Office

     American Trading and Production Corporation has its principal offices at One North Charles Street, Baltimore, Maryland 21201. ATAPCO, Inc. has its principal offices at 220 Continental Drive, Suite 214, Newark, Delaware 19713. Each of the other reporting persons has his or her business address at c/o American Trading and Production Corporation, One North Charles Street, Baltimore, Maryland 21201.

(c)  Place of Organization or Citizenship

     American Trading and Production Corporation is a Maryland corporation. ATAPCO, Inc. is a Delaware corporation. Each of the other reporting persons is a citizen of the United States of America.


						End Page 9 of 13
(d)  Title of Class of Securities

     Common - Class A

(e)  CUSIP

     228219

Item 3. This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b).

Item 4.  Ownership
      (a)   Amount Beneficially Owned

            See Cover Pages, Item (9).  In the aggregate by the
            Group: 2,461,071

      (b)   Percent of Class

            See Cover Pages, Item (11).  In the aggregate by the
            Group: 51.1%


      (c)   Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  See Cover Pages, Item (5).

            (ii)  Shared power to vote or to direct the vote

                  See Cover Pages, Item (6).

            (iii) Sole power to dispose or to direct the

                  See Cover Pages, Item (7).

            (iv)  Shared power to dispose or to direct the

                  See Cover Pages, Item (8).


Item 5.  Ownership of Five Percent or Less of a Class
       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See Exhibit 1 attached.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10.  Certification

         Not Applicable

					End Page 10 of 13


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 1997			AMERICAN TRADING AND PRODUCTION CORPORATION

					    S\Louis B. Thalheimer
				          Chairman of the Board and
					    Chief Executive Officer


February 14, 1997			ATAPCO, INC.

					    S\Louis B. Thalheimer
					    Chairman of the Board and
					    Chief Executive Officer

February 14, 1997			S/Mary Jane Blaustein*

February 14, 1997			S/Barbara B. Hirschhorn*

February 14, 1997			S/Elizabeth B. Roswell*

February 14, 1997			S/Ruth R. Marder*

February 14, 1997			S/Henry A. Rosenberg, Jr.*

February 14, 1997			S/Judith R. Hoffberger*

February 14, 1997			S/Susan B. Berlow*

February 14, 1997			S/Jeanne B. Boker*

February 14, 1997			S/Louis B. Thalheimer

February 14, 1997			S/Marjorie T. Coleman*

February 14, 1997			S/Elizabeth T. Wachs*

February 14, 1997			S/Lisa D. Bertelsen*

February 14, 1997			S/Edward L. Rosenberg*

February 14, 1997			S/Frank B. Rosenberg*

February 14, 1997			S/Jeffrey A. Hoffberger*

February 14, 1997			S/Russell J. Hoffberger*

February 14, 1997			*S/Louis B. Thalheimer,
				  	 Attorney in Fact

					End Page 11 of 13


					EXHIBITS


EXHIBIT NUMBER		 DESCRIPTION		            SEQUENTIALLY
								            NUMBERED PAGE
     1			Identity of members of
				group filing pursuant to			13
				Rule 13d-1(c)

     2			Powers of attorney filed as
				Exhibit 2 to Schedule 13D
				filed with the Securities and
				Exchange Commission on February
				14, 1992 with respect to Class
				B Common Stock of Crown Central
				Petroleum Corporation are incorp-
				orated herein by reference.

					End Page 12 of 13

	`				EXHIBIT 1


The following persons are members of a group under Rule 13d-1(c):

1.  American Trading and Production Corporation

2.  ATAPCO, Inc.

3.  Barbara B. Hirschhorn

4.  Elizabeth B. Roswell

5.  Ruth R. Marder

6.  Henry A. Rosenberg, Jr.

7.  Judith R. Hoffberger

8.  Louis B. Thalheimer

9.  Marjorie T. Coleman

10. Elizabeth T. Wachs

11. Lisa D. Bertelsen

12. Edward L. Rosenberg

13. Frank B. Rosenberg

14. Jeffrey A. Hoffberger

15. Russell J. Hoffberger

						End Page 13 of 13